Exhibit 99.1

Niska Gas Storage Partners LLC Announces Second Quarter Financial Results for Fiscal 2013

HOUSTON, TEXAS — October 31, 2012 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for the quarter and six months ended September 30, 2012. The Company also provided an update on its current business environment and outlook.

Financial Results

Adjusted EBITDA (as defined below) for Niska’s second quarter ended September 30, 2012, was $36.3 million compared to $30.2 million for the fiscal quarter ended September 30, 2011. For the six months ended September 30, 2012, Adjusted EBITDA was $89.1 million compared to $68.8 million in the six months ended September 30, 2011. Cash available for distribution (as defined below) was $19.6 million and $56.9 million for the three month and six month periods ended September 30, 2012, compared to $11.2 million and $32.0 million for the comparable periods last year. In the three-month and six-month periods ended September 30, 2012, Adjusted EBITDA included the benefits of approximately $5.1 million and $6.4 million, resulting from inventory write-downs recorded by the company in the quarters ended March 31, 2012 and June 30, 2012.  Niska’s net losses were $15.4 million and $52.7 million, respectively, for the three months and six month periods ended September 30, 2012, compared to net earnings of $27.6 million and $32.2 million for the comparable periods last year.  Loss per unit was $0.22 and $0.76 for the three and six month periods ended September 30, 2012 compared to earnings of $0.40 and $0.47 per unit, respectively, for the three months and six months ended September 30, 2011.

Operations and Outlook

“Based on our results for the first six months, Niska has performed well in a challenging market environment,” said Simon Dupéré, President and Chief Executive Officer. “Recent natural gas market trends have persisted, including a moderation of natural gas supplies and increased demand resulting from hot summer weather and continued coal-to-gas switching by power generators.  These factors have resulted a continued narrowing of seasonal storage spreads with modest market volatility.  However, we have locked in approximately 95% of our estimated revenues for the year at the midrange of our guidance, we are maintaining our previous guidance for the fiscal year ending March 31, 2013 of Adjusted EBITDA of $130 million to $140 million, and revising our Cash Available for Distribution guidance from $62 million to $72 million to $65 million to $75 million.  These estimates exclude any beneficial impact of the inventory write-downs recorded in the quarters ended March 31, 2012 and June 30, 2012.”  Mr. Dupéré continued, “We are also pleased to announce the completion of an additional four 4 billion cubic feet (“Bcf”) of capacity at our AECO facilities in Alberta.  This capacity was made available to our customers in the quarter ended September 30, 2012.  In addition, we recently filed our application with the California Public Utilities Commission for an additional 25 Bcf of permitted capacity at our Wild Goose facility in Northern California, and we also received approval from the Alberta Energy Resources Conservation Board for a potential gas storage project at our Sundance joint venture in Central Alberta.  These projects position us for significant low-cost capacity growth should market conditions improve.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit. The distribution will be payable on Thursday, November 15, 2012 to common unitholders of record at the close of business on Thursday, November 8, 2012. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska`s operating agreement and is unchanged from the preceding quarter. The Company continued the suspension of payment of distributions on its subordinated units.

Earnings Call

Niska will host a conference call detailing its annual results on Wednesday, October 31, 2012, at 10:00 a.m. Eastern Daylight Time (9:00 a.m. CDT). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

North America:	1-866-783-2140
International:	1-857-350-1599
Access Code:	56242286

A telephonic replay can be accessed until midnight, November 7, 2012 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	84440900

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub(TM) in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 225.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and Cash Available for Distribution, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, loss on extinguishment of debt, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•                                          the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•                                          the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•                                          repeatable operating performance that is not distorted by non-recurring items or market volatility; and

•                                          the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.  This press release contains forward-looking estimates of Adjusted EBITDA and Cash Available for Distribution for the fiscal year ending March 31, 2013. Reconciliations to GAAP net earnings are not provided for these forward-looking estimates because GAAP net earnings for the fiscal year ending March 31, 2013 are not accessible. Niska is able to estimate interest expense, income tax benefits, depreciation and amortization, inventory write-downs, impairments of assets (including goodwill), losses on extinguishment of debt, foreign exchange gains and losses and other income.  However, the Company is unable to predict future unrealized risk management gains and losses and these amounts could be material, such that the amount of net earnings would vary substantially from the amount of projected Adjusted EBITDA and Cash Available for Distribution.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate or

Vance E. Powers, Chief Financial Officer
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars, except for per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

REVENUES
Long-term contract	$28,129	$29,495	$55,791	$59,075
Short-term contract	12,869	5,739	22,268	11,305
Optimization, net	(16,453)	40,425	(56,301)	51,044
Total revenue	24,545	75,659	21,758	121,424

EXPENSES (INCOME)
Operating	8,826	14,351	16,920	25,179
General and administrative	8,077	7,324	17,915	14,467
Depreciation and amortization	13,242	10,807	25,065	20,807
Interest	16,672	19,370	33,180	38,022
Loss on extinguishment of debt	—	883	599	883
Foreign exchange (gains) losses	(149)	389	(336)	382
Other income	(8)	(22)	(185)	(40)
	46,660	53,102	93,158	99,700

INCOME (LOSS) BEFORE INCOME TAXES	(22,115)	22,557	(71,400)	21,724

Income tax benefit	(6,718)	(5,032)	(18,658)	(10,492)
NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(15,397)	$27,589	$(52,742)	$32,216

Net earnings (loss) allocated to:

Managing member	$(305)	$545	$(1,044)	$636
Common unitholders	$(7,622)	$13,681	$(26,109)	$15,949
Subordinated unitholder	$(7,470)	$13,363	$(25,589)	$15,631

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$(0.22)	$0.40	$(0.76)	$0.47

Earnings (loss) per unit allocated to subordinated unitholders - basic and diluted	$(0.22)	$0.40	$(0.76)	$0.47

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:

Net earnings (loss)	$(15,397)	$27,589	$(52,742)	$32,216
Add (deduct):
Interest expense	16,672	19,370	33,180	38,022
Income tax benefit	(6,718)	(5,032)	(18,658)	(10,492)
Depreciation and amortization	13,242	10,807	25,065	20,807
Unrealized risk management losses (gains)	28,691	(23,792)	79,856	(12,972)
Loss on extinguishment of debt	—	883	599	883
Foreign exchange (gains) losses	(149)	389	(336)	382
Other income	(8)	(22)	(185)	(40)
Write-down of inventory	—	—	22,281	—
Adjusted EBITDA	36,333	30,192	89,060	68,806
Less:
Cash interest expense, net	15,865	18,350	31,459	35,976
Income taxes (recovered) paid	—	469	(7)	755
Maintenance capital expenditures	914	159	914	162
Other income	(8)	(22)	(185)	(40)
Cash available for distribution	$19,562	$11,236	$56,879	$31,953

Revenue:
Long-term contract	$28,129	$29,495	$55,791	$59,075
Short-term contract	12,869	5,739	22,268	11,305
Proprietary optimization:
Realized optimization	12,238	16,633	45,859	38,072
Unrealized risk management (losses) gains	(28,691)	23,792	(79,879)	12,972
Write-down of inventory	—	—	(22,281)	—
Total	$24,545	$75,659	$21,758	$121,424

Total realized revenues	$53,236	$51,867	$123,918	$108,452

Capital expenditures:
Maintenance	$914	$159	$914	$162
Expansion and cost reduction	5,477	11,937	20,772	23,834
Total	$6,391	$12,096	$21,686	$23,996

Operating data:
Effective working gas capacity (Bcf)	225.5	206.5	225.5	206.5
Capacity added during the period	4.0	2.0	4.0	2.0

	September 30,	March 31,
Selected Balance Sheet data	2012	2012
	(unaudited)

Cash and cash equivalents	$8,499	$13,342
Borrowings under revolving credit facility	$165,000	$150,000
Total debt excluding revolving credit facility	$643,790	$643,790
Members’ equity	$613,783	$690,390